Exhibit 10.85

INLAND AMERICAN CERUZZI GREENVILLE PLEASANTBURG MEMBER,
L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 8, 2006

i

LIMITED LIABILITY COMPANY AGREEMENT

OF

INLAND AMERICAN CERUZZI GREENVILLE PLEASANTBURG MEMBER, L.L.C.

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) dated as of June 8, 2006, is made by and between Inland American Greenville Pleasantburg Member II, L.L.C., a Delaware limited liability company (“Inland”), and CE Investment Associates 2001 L.L.C. (the “Initial Investor”).

Preliminary Statements

WHEREAS, Inland Real Estate Acquisitions, Inc. (“IREA”) and the Investor entered into that certain Agreement of Contribution, dated February 24, 2006 (the “Contribution Agreement”), providing for the contribution by the Investor of certain real property therein described (the “Property”) to Inland American Greenville Pleasantburg, L.L.C., a newly formed single purpose entity the sole member of which is Inland American Ceruzzi Greenville Pleasantburg Member, L.L.C., in exchange for a non-managing membership interest in such entity;

WHEREAS, IREA, as the contribution of Inland to the Company, assigned its rights and obligations under the Contribution Agreement to Inland American Greenville Pleasantburg, L.L.C. by Assignment dated June               , 2006; and

WHEREAS, the parties hereto now desire to enter into this Limited Liability Company Agreement in order to (i) reflect the admission of the Members as the sole Members of the Company, (ii) establish the manner in which the business and affairs of the Company shall be managed and (iii) determine the respective rights, duties and obligations of the Members with respect to the Company and each other.

NOW THEREFORE, the parties hereto, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings when used herein:

Adjusted Capital Account Deficit:  With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:  (i) credit to such Capital Account any amount that such Member is obligated to restore pursuant to any provision of this Agreement, is otherwise treated as being obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Affiliate:  With respect to any Person, (i) any Person directly or indirectly controlled by, controlling or under common control with such Person, (ii) any officer, director, general partner or manager of such Person, or (iii) any Person which owns, directly or indirectly, ten percent (10%) or more of any class of voting securities of such Person or which exercises control over the management of such Person.  For the purposes of this Agreement, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the term “controls”, “controlling” and “controlled” have the meanings correlative to the foregoing.

Allocation Year:  Means (i) the period commencing on the Closing Date and ending on December 31, 2006, (ii) any subsequent period commencing on January 1 and ending on the following December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article V.

Business Day:  Any day other than Saturday, Sunday or any other day on which commercial banks are required or authorized by law to close in Chicago, Illinois.

Capital Account:  The Capital Account maintained for each Member pursuant to Section 3.5.

Capital Contribution:  With respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed by such Member to the Company (net of any liabilities secured by such property or to which such property is otherwise subject).

Capital Expenditures:  For any period, the amount expended for items capitalized under generally accepted accounting principles, consistently applied, except for such items as are otherwise classified under this Agreement.

Capital Transaction:  Any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of any material asset of the Company (or Owner LLC) other than tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or a leasehold interest in real property; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any material asset of the Company (or Owner LLC); and (c) any fire or other casualty to the Property or any other material asset of the Company (or Owner LLC).

Cash Shortfall:  For any period, the excess, if any, of (a) Operating Expenses over (b) Gross Receipts.

Cash Shortfall Loan:  A loan made by a Member (or Affiliate or other Person designated by a Member) to the Company pursuant to Section 3.3.A hereof, on the terms set forth in Section 3.3.B hereof.

Certificate:  The Certificate of Formation for the Company filed with the Secretary of State, pursuant to Section 18-201 of the LLC Act (as hereinafter defined), as the same may be amended and restated from time to time.

Class A Member:  The Members of the Company that hold Class A Units.

Class A Units:  The Units of the Company that are characterized as Class A Units and listed on Schedule A attached hereto.

Class B Units:  The Units of the Company that are characterized as Class B Units and listed on Schedule A attached hereto.

Closing Date:  Means the date of this Agreement.

Code:  The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.

Company:  Inland American Ceruzzi Greenville Pleasantburg Member, L.L.C., a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

Company Minimum Gain:  Has the meaning given to the term “partnership minimum gain” set forth in Treasury Regulations §1.704-2(d).

Contribution Agreement:  Has the meaning set forth in the Preliminary Statements to this Agreement.

Depreciation:  For each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis.  If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Manager.

80% Owned Affiliate:  With respect to any Person, an Affiliate of such Person of which 80% or more of the capital stock (or its equivalent in the case of Persons other than corporations) is owned beneficially by such Person directly, or indirectly through one or more 80% Owned Affiliates, or by a Person who, directly or indirectly, owns beneficially 80% or more of the equity interest (or its equivalent in the case of Persons other than corporations) of such Person; provided that, for purposes of determining the ownership of the equity interests of any Person, de minimis amounts of stock held by directors, nominees and similar Persons pursuant to statutory or regulatory requirements shall not be taken into account.

Event of Bankruptcy:  With respect to any Member, if such Member (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, or (vii) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  With respect to a Member, the foregoing definition of “Event of Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act.

Fiscal Year:  Means (i) the period commencing on the date hereof and ending on December 31, 2006, and (ii) any subsequent period commencing on January 1 and ending on the earlier to occur of (A) the following December 31, or (B) the date on which all of the assets of the Company are distributed pursuant to Section 9.2 and the Certificate has been cancelled pursuant to the LLC Act.

Gross Asset Value: With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by or credited to a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager;

(b)           The Gross Asset Values of all assets of the Company and Owner LLC shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company or Owner LLC to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations §1.704-l(b)(2)(ii)(g); and (iv) whenever otherwise permitted under Treasury Regulations §1.704-l(b)(2)(iv)(f); provided, however, that adjustments pursuant to clause (i) above shall be made only if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)           The Gross Asset Value of any asset of the Company or Owner LLC distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined in accordance with the provisions hereof;

(d)           The Gross Asset Values of the assets of the Company or Owner LLC shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations §1.704-l(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profit and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Manager determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)           If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(f)            The Members agree that, as of the date hereof, the Gross Asset Value of the Property is $7,265,229.00.

Gross Receipts:  For any period, all cash receipts and revenues of the Company and/or Owner LLC of any kind calculated on a cash basis, including, without duplication (i) all Rents received by the Company and/or Owner LLC, (ii) all payments received by the Company and/or Owner LLC from the operators of any licensed facilities or concessions, (iii) all other forms of rent, revenue, income, proceeds, royalties, profits and other benefits paid to the Company from using, leasing, licensing, processing, operating from or in, or otherwise enjoying all or any portion of the Property, (iv) all payments under business interruption insurance policies or proceeds payable under any policy of insurance covering loss of Rents, (v) any utility or other deposits returned to the Company and/or Owner LLC or other refunds accruing to the Company and/or Owner LLC, (vi) any interest earned on security deposits held by the Company and/or Owner LLC to the extent retained by the Company and/or Owner LLC, and interest earned on operating and other accounts of the Company and/or Owner LLC, (vii) all amounts received by the Company and/or Owner LLC from tenants at the Property in connection with the surrender of such tenants’ leases and (viii) all refunds, rebates and other recoveries of items previously charged as Operating Expenses, but excluding, (a) Capital Contributions to the Company, (b) Net Proceeds of a Capital Transaction and Net Proceeds of a Financing, (c) sums held by the Company and/or Owner LLC as security deposits under leases for space at the Property unless and until applied to the satisfaction of tenants’ obligations under such leases (to the extent permitted under applicable leases and law) and (d) non-cash charges accruing to the Company and/or Owner LLC in the nature of depreciation and amortization of the Property.

Impositions:  With respect to the Property, all taxes (including sales and use taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed by any governmental or quasi-governmental authority having jurisdiction over the Property on or in respect of or be a lien upon (i) the Property or any estate or interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Property, or (iii) the Rents from the Property or the use or occupancy thereof.

Inland Parent:  Inland American Real Estate Trust, Inc., a Maryland corporation.

Inland Preferred Return:  A per annum rate equal to (x) 15% per annum, compounded monthly, for the period beginning on the date hereof and ending on the date that is five (5) years after the date hereof and (y) 20% per annum, compounded monthly, from and after the date that is five (5) years after the date hereof, on Inland’s Invested Capital as adjusted from time to time, provided, however, that such rate shall be pro rated for each Fiscal Year of the Company which is less than twelve (12) full months.

Invested Capital:  With respect to each Member, the amount set forth opposite such Member’s name on Schedule A attached hereto, as increased, from to time, by any Capital Contributions (other than Initial Capital Contributions) made or deemed made by such Member pursuant to the terms of this Agreement following the date hereof, and as reduced from time to time, but not below zero, by distributions made to such Member under Section 4.2(ii) in the case of each Investor, and Section 4.2(iv) in the case of Inland, until such time as the Invested Capital of such Member has been reduced to zero.  Notwithstanding the foregoing, in the event that an Investor exchanges a portion of its Class B Units pursuant to the terms of Article X hereof, the Invested Capital of such Investor shall be reduced by a fraction, the numerator of which shall be equal to the Tendered Units of such Investor at such time and the denominator of which shall be equal to all of the outstanding Class B Units held by such Investor at such time.

Investor:  The Initial Investor and, following the Transfer of the Investor LLC Interest to the members of the Initial Investor in accordance with the terms of Section 8.2.D hereof, each of the parties identified on Schedule B-1 attached hereto.

Investor LLC Interest (or LLC Interest of the Investor):  With respect to each Investor, the entire LLC Interest in the Company held directly or indirectly by such Investor, any Affiliate of such Investor and any and all successors and permitted assignees of such Investor and/or any Affiliate of such Investor.  For the avoidance of doubt the “Investor LLC Interest” of an Investor shall include all of the Class A Units and Class B Units held by such Investor, any Affiliate of such Investor and any and all successors and permitted assignees of such Investor and/or any Affiliate of such Investor.

Investor Preferred Return:  With respect to each Investor, a per annum rate equal to five and one-half percent (5.5%) per annum on such Investor’s Invested Capital as adjusted from time to time, provided, however, that such rate shall be pro rated for each Fiscal Year of the Company which is less than twelve (12) full months.

LLC Interest:  As to any Member, all of the interest of that Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the Profits and Losses and cash flow of the Company, (ii) right to a distributive share of the assets of the Company and (iii) right to participate in the management of the business and affairs of the Company, as provided in this Agreement.

Manager.  Means the Person in whom the management of the Company is vested to the extent so provided in this Agreement.  Pursuant to the terms of Section 6.1 of this Agreement, the Manager is Inland.

Member:  At any time, any Person admitted and remaining as a member of the Company pursuant to the terms of this Agreement.  As of the date of this Agreement, the Members of the Company are Inland and the Initial Investor.

Member Nonrecourse Debt:  Has the meaning given to the term “partner nonrecourse debt” set forth in Treasury Regulations §1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain:  An amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations §1.704-2(i)(2) and (3).

Member Nonrecourse Deductions:   Has the meaning given to the term “partner nonrecourse deductions” set forth in Treasury Regulations §1.704-2(i)(2).  For any Allocation Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Allocation Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations §1.704-2(i)(2).

Net Cash Flow:  For any period, the excess of (a) Gross Receipts plus any amount, as reasonably determined by the Manager, taken out of any general reserve account established by the Company and/or Owner LLC over (b) Operating Expenses plus any amount, as reasonably determined by the Manager, added during such period to any such general reserve account.

Net Proceeds of a Capital Transaction:  With respect to the Property, the net cash proceeds from a Capital Transaction less any portion thereof used to (i) establish reserves as reasonably determined by the Manager, (ii) repay any debts or other obligations of the Company and/or Owner LLC (including Cash Shortfall Loans), or (iii) restore the Property following a casualty or condemnation.  “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction and shall expressly exclude Net Proceeds of a Financing.

Net Proceeds of a Financing:  With respect to the Property, the net cash proceeds from any financing transaction less any portion thereof used to (i) establish reserves as reasonably determined by the Manager, or (ii) repay any debts or other obligations of the Company and/or Owner LLC (including Cash Shortfall Loans).

Nonrecourse Deductions:   Has the meaning set forth in Treasury Regulations §1.704-2(b)(1). The amount of Nonrecourse Deductions for an Allocation Year equals the excess, if any,

of the net increase, if any, in the amount of Company Minimum Gain during that Allocation Year, over the aggregate amount of any distributions during that Allocation Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations §1 .704-2(c).

Nonrecourse Liability:  Has the meaning set forth in Treasury Regulations §1.704-2(b)(3).

Operating Expenses:  For any period and with respect to the Property, all expenses incurred by the Company and/or Owner LLC during such period, calculated on a cash basis, including, without duplication (subject to the exclusions described below): (i) current operating expenses and taxes incurred by the Company and/or Owner LLC including (without duplication) utility charges, costs of materials, normal repair and maintenance costs, Impositions and other business taxes applicable to the Property (except as excluded below), license fees, costs of complying with any encumbrance upon the Property, premiums for insurance, fees of the Company’s and/or Owner LLC’s counsel, the accounting fees, the costs of any audits and appraisals performed by the Company and/or Owner LLC and any other reasonable costs which are paid for by the Company and/or Owner LLC, (ii) the management fee and leasing commissions paid to a property manager by the Company and/or Owner LLC pursuant to a management agreement or leasing commission agreement, (iii) Capital Expenditures incurred in accordance with the provisions hereof or as mandated by law or necessitated by an emergency for improvements to space at the Property leased to tenants, inducements granted to such tenants and leasing expenses (including leasing commissions), and (iv) payments of fees, interest and scheduled amortization of principal on any financing affecting the Property or the assets of the Company and/or Owner LLC, but excluding without duplication: (A) expenditures paid or to be paid from insurance proceeds or condemnation awards available for restoration of the Property; (B) any non-cash charges from depreciation or amortization of property; (C) any expenses or costs incurred in connection with a Capital Transaction that would not have been incurred but for such Capital Transaction; and (D) any payments on Cash Shortfall Loans.

Owner LLC:  Inland American Greenville Pleasantburg, L.L.C., a Delaware limited liability company, that shall hold fee title to the Property and the sole member of which shall be the Company.

Person:  Any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

Profits and Losses:  For any Allocation Year, the taxable income or loss of the Company for federal income tax purposes for such Allocation Year, as determined by the Manager, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses hereunder shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses hereunder shall be subtracted from such taxable income or loss.

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to the provisions of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year; and

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s LLC Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

Property:  Has the meaning set forth in the Preliminary Statements hereof.

Rents:  Collectively, all fixed, base, minimum, guaranteed, additional, retroactive, percentage, participation or escalation rents, operating cost pass-throughs, utility charges, common area maintenance or management charges, administrative charges, parking, maintenance, tax and insurance contributions payable under any lease for space at the Property, deficiency rents and liquidated damages following default by any tenant at the Property, premiums payable by any tenant at the Property upon the exercise of a cancellation privilege originally provided in any lease for space at the Property, and any rights and claims of any kind which the Company may have against any tenant at the Property.

Special Return:  Means with respect to Inland an amount equal to two hundred percent (200%) of the Invested Capital of Inland as of the date hereof.

Tax Matters Member.  Has the meaning set forth in Section 7.4.

Transfer:  Any sale, assignment, gift, pledge, hypothecation or other transfer, direct or indirect, by operation of law or otherwise, of a Member’s LLC Interest, provided that an exchange or redemption of Units pursuant to the terms of Article X hereof shall not constitute a “Transfer” for the purposes of this Agreement.

Treasury Regulations:  The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

Unpaid Inland Preferred Return: As of any given date, the Inland Preferred Return accrued to such date less distributions made by the Company to Inland pursuant to the provisions of Sections 4.1(ii) and 4.2(iii) hereof as of such date.

Unpaid Investor Preferred Return: With respect to each Investor, as of any given date, the Investor Preferred Return of such Investor accrued to such date less distributions made by the Company to such Investor pursuant to the provisions of Sections 4.1(i) and 4.2(i) hereof as of such date.  Notwithstanding the foregoing, in the event that an Investor exchanges a portion of its Class B Units pursuant to the terms of Article X hereof, the Unpaid Investor Preferred Return shall be reduced by a fraction, the numerator of which shall be equal to the Tendered Units of such Investor at such time and the denominator of which shall be equal to all of the outstanding Class B Units held by such Investor at such time.

Unpaid Special Return:  With respect to Inland means as of any date, an amount equal to Inland’s Special Return reduced, but not below zero, by any and all distributions received by Inland prior to such date pursuant to the provisions of Section 4.2(iv) hereof.

ARTICLE II

FORMATION; NAME; PRINCIPAL OFFICE; PURPOSE; TERM

SECTION 2.1.                                          Formation.

A.            The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq. (the “LLC Act”).  To the extent permitted by the LLC Act, the provisions of this Agreement shall override the provisions of the LLC Act in the event of any inconsistency between them.

B.            In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Manager shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:

(i)            any change in the Company name; or

(ii)           any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.

C.            Each Member shall further execute, to the extent necessary, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which the Property is located in connection with the formation of the Company and the commencement and carrying on of its business.

SECTION 2.2.                                          Name, Registered Office, and Resident Agent; Principal Place of Business.

A.            The name of the Company shall be “Inland American Ceruzzi Greenville Pleasantburg Member, L.L.C.”

B.            The principal place of business and office of the Company shall be located at c/o Inland American Real Estate Trust, Inc., 2901 Butterfield Road Oak Brook, Illinois  60523 or at such other places or within the county in which the Property is located as the Manager may from time to time designate. The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Manager.

C.            The present address of the registered office of the Company in the State of Delaware and its resident agent for service of process in the State of Delaware are as set forth in the Certificate.

SECTION 2.3.                                          Purpose.

A.            The purpose and business of the Company are solely to:

(i)            Acquire, own, finance (using special purpose entities or otherwise), develop, redevelop, operate, lease, manage, control, sell, transfer, exchange or otherwise dispose of the Property; and

(ii)           To do and perform all acts necessary or desirable to carry out the foregoing purpose.

B.            Nothing in this Agreement shall be deemed to create a mutual agency between the Members with respect to any activities of the Company or the Members whatsoever.  Except as expressly provided herein, no Member shall be deemed to be the agent of any other Member for any purposes and no Member shall have any authority to bind any other Member.

C.            The Members hereby acknowledge and agree that it is the intent of the Members that fee title to the Property shall be held by Owner LLC, a newly formed single purpose Delaware limited liability company that is wholly owned by the Company.  For the avoidance of doubt, for all purposes of this Agreement, to the extent applicable, (x) references in this Agreement to the Company’s interest in the Property shall refer to the Company’s indirect interest in the Property through its interest in Owner LLC and (y) references in this Agreement to the management and control of the Property (by the Company and/or the Manager) shall refer to the Company’s right (and, indirectly, the Manager’s right), as the sole member of Owner LLC, to manage and control the Property.

SECTION 2.4.                                          Term.

The Company shall have perpetual existence beginning on the date that the Certificate was filed with the Office of the Secretary of State of the State of Delaware; provided that the Company may be dissolved in accordance with Section 9.1 hereof.

SECTION 2.5.                                          Classification of the Company for Tax Purposes.

The Members hereby acknowledge their intention that the Company be classified, for federal and state income tax purposes, as a partnership and not as an association taxable as a corporation pursuant to Section 7701(a)(2) of the Code and the Regulations promulgated thereunder, and hereby agree that the provisions of this Agreement shall be applied and construed in a manner to give full effect to such intent.  Accordingly, each Member, by its execution or acceptance of this Agreement, covenants and agrees that (i) it will not cause the Company to make an election under Regulations Section 301.7701-3(b) to be taxed as a corporation for federal income tax purposes (ii) it will file its own federal and state income tax returns in a manner that is consistent with tax classification of the Company as a partnership and (iii) it will not take any action which is inconsistent with such classification.

SECTION 2.6.                                          Liability of the Members.

No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company solely by reason of being a Member of the Company.  Except as expressly provided under the terms of this Agreement, each Member shall not be required to lend any funds to the Company or to make any future contributions, assessments or payments to the Company.  No Member shall have any personal liability for any repayment of any Capital Contribution of any Member.

SECTION 2.7.                                          Ownership and Waiver of Partition and Valuation.

The LLC Interests of each Member in the Company shall be personal property for all purposes.  All property and interests in property, real or personal, owned (directly or indirectly) by the Company shall be deemed owned (directly or indirectly) by the Company as an entity, and no Member, individually, shall have any ownership of or interest in such property or interest owned (directly or indirectly) by the Company except as a Member of the Company.  To avoid irreparable damage to the Company, each Member, on behalf of itself and its successors, representatives, heirs, and assigns hereby irrevocably, unconditionally and completely waives, renounces and releases each and all of the following rights that it has or may have, if any, by virtue of holding LLC Interests in the Company:  (i) any right of partition or any right to take any other action that otherwise might be available to such Member for the purpose of severing its relationship with the Company or such Member’s interest in the assets held by the Company from the interest of the other Members; and (ii) any right to valuation and payment with respect to such Member’s LLC Interests or any portion thereof, except to the extent specifically set forth herein.  Notwithstanding any provision herein to the contrary, each Member hereby acknowledges and agrees that, pursuant to the provisions of Section 10.8.D hereof, in the event that an Investor seeks, or attempts to seek, to take any action in violation or inconsistent with the foregoing, Inland shall be permitted at any time, in its sole and absolute discretion, to deliver a Redemption Notice (as defined below) to such Investor and to thereupon immediately cause the Company to purchase the Investor LLC Interest of such Investor pursuant to the terms of Article X hereof.

SECTION 2.8.                                          Waiver of Right to Judicial Dissolution.

The Members agree that irreparable damage would be done to the good will and reputation of the Company if any Member should bring an action in court to dissolve the Company.  Accordingly, to avoid irreparable damage to the Company each Member hereby irrevocably, unconditionally and completely waives, renounces and releases its right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.  Notwithstanding any provision herein to the contrary, each Member hereby acknowledges and agrees that, pursuant to the provisions of Section 10.8.D hereof, in the event that an Investor seeks, or attempts to seek, to take any action in violation or inconsistent with the foregoing, Inland shall be permitted at any time, in its sole and absolute discretion, to deliver a Redemption Notice (as defined below) to such Investor and to thereupon immediately cause the Company to purchase the Investor LLC Interest of such Investor pursuant to the terms of Article X hereof.

ARTICLE III

MEMBERS; COMPANY CAPITAL; UNITS

SECTION 3.1.                                          Members.

A.            The Members’ ownership interest in the Company shall be represented by units of membership interest (“Units”).  An unlimited number of Units are hereby authorized.  The Units of the Company shall be of two (2) classes; “Class A Unit,” and “Class B Units.”  Except as otherwise set forth in this Agreement, each Member’s share of the profits and losses of the Company and right to receive distributions from the Company (prior to its termination and dissolution) shall be determined by and shall be in proportion to the class and number of Units held by that Member.

B.            The respective names, addresses for notice, class and number of Units and initial Capital Contributions of the Members are as set forth on Schedule A attached hereto.  Upon execution of this Agreement, each Person listed on Schedule A hereto shall be admitted to the Company as a Member and the Company hereby issues to each such Member the number and class of Units set forth opposite such Member’s name on Schedule A hereto.  Schedule A shall be amended from time to time by the Manager to reflect any changes of address, the admission of additional or substitute Members or any change to the information set forth thereon.

C.            Concurrently with the execution and delivery of this Agreement, and in accordance with the terms of the Contribution Agreement, each Member has made (or shall be deemed to have made) a Capital Contribution to the Company of an amount equal to the amount set forth opposite such Member’s name on Schedule A attached hereto (the “Initial Capital Contribution”).

D.            Subject to the provisions of Section 8.2.D hereof, one or more Persons may be admitted to the Company as additional Members from time to time only with the unanimous written consent of the Members, provided, however, that the admission of transferees permitted pursuant to Article VIII hereof shall not require the consent of the Manager or the Members.

E.             In addition to any other requirements set forth in this Agreement, no Person shall be admitted to the Company as an additional or substitute Member unless and until such Person has accepted and agreed to all the provisions of this Agreement by executing a counterpart signature page hereto or an amendment to this Agreement.

SECTION 3.2.                                          Additional Capital Contributions.

A.            Other than the Capital Contributions of the Members required under Section 3.1, and as otherwise provided in this Agreement, no Member shall (i) be required to make any further Capital Contributions or (ii) be required to lend any funds to the Company.

B.            No Member shall have any obligation to make additional Capital Contributions to restore a deficit balance in its Capital Account.

SECTION 3.3.                                          Funding of Additional Cash Requirements.

A.            If, at any time or from time to time, the Manager determines that the Company requires additional funds, the Manager, in its sole but reasonable discretion, may:

(i)            Cause the Company to borrow, at market rates, the required additional funds from any third-party lender;

(ii)           Cause the Company to borrow the required additional funds from one or more Members (or any of their respective affiliates) willing to make such loans as “Cash Shortfall Loans” in accordance with Section 3.3.B; and/or

(iii)          Cause the Company to issue additional Units.

B.            Cash Shortfall Loans, if any, made pursuant to this Section 3.3 shall:  (i) be evidenced by a written promissory note containing customary terms and conditions and having a final maturity date of not less than six (6) months after the date of issue, (ii) bear interest at a floating rate equal to 2% above the prime rate as announced from time to time by the Bank of America, adjusted monthly, (iii) if required by the lending Member, but subject in all respects to the terms of any existing loans of the Company, be secured by a lien on and a security interest in all of the property and assets of the Company and (iv) be repaid prior to any distribution to the Members.

C.            Any Member who makes or proposes to make a Cash Shortfall Loan shall have the right at any time and from time to time to cause the Company to replace the Cash Shortfall Loan with a loan from a third party on terms and conditions that are no worse to the Company than the terms of such Cash Shortfall Loan.  The Company, acting through the Manager shall have the right at any time and from time to time to repay any Cash Shortfall Loan and replace it with a loan from a third party.  Any Cash Shortfall Loan may be repaid at any time without prepayment penalty.

D.            The Members hereby covenant and agree to structure any Cash Shortfall Loans made pursuant to the terms of this Agreement so that such loans satisfy the “Straight Debt Safe Harbor” under Code Section 856(m) and the Treasury Regulations promulgated thereunder.

E.             If any Member shall lend any money to the Company, the amount of any such loan shall not be considered a Capital Contribution to the Company, increase its Capital Account or affect in any way its share of the Profits, Losses, other items of income, gain, loss or deduction or distributions of the Company.

SECTION 3.4.                                          No Third Party Beneficiaries.

The obligations of the Members hereunder shall not confer upon any creditor or other third party having dealings with the Company any right, claim or other benefit, including the right to require any Cash Shortfall Loans.

SECTION 3.5.                                          Capital Accounts.

A.            The Company shall establish and maintain a separate Capital Account for each Member in accordance with the provisions of this Section 3.5.  To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement.

B.            To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement.

C.            In the event any interest in the Company is transferred in accordance with the terms of this Agreement (i.e., Article VIII hereof), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.  In the case of a sale or exchange of an interest in the Company at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations §1.704-l(b)(2)(iv)(m).

D.            In determining the amount of any liability for purposes of Section 3.5.B above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

E.             The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations §1.704-l(b)

and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

SECTION 3.6.                                          Return of Capital.

Except as provided in Article X or as otherwise agreed by the Members, no Member shall have the right to withdraw or receive any return of its Capital Contributions.  Except as provided in Article X or as otherwise agreed by the Members, no Member shall have any right to demand or receive property (other than cash) in return of its Capital Contributions.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.1.                                          Distributions of Net Cash Flow.

Prior to the dissolution and termination of the Company, Net Cash Flow of the Company for any Fiscal Year shall be distributed quarterly (if and to the extent available) by the Company in the following order of priority:

(i)            First, pro rata among the Investors in accordance with the Unpaid Investor Preferred Return of each Investor at such time, until such time as the Unpaid Investor Preferred Return of each Investor has been reduced to zero;

(ii)           Second, to Inland, until such time as the Unpaid Inland Preferred Return has been reduced to zero; and

(iii)          Third, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

SECTION 4.2.                                          Net Proceeds of a Capital Transaction.

Prior to the dissolution and termination of the Company, Net Proceeds of a Capital Transaction shall be distributed by the Company, from time to time, in the following order of priority:

(i)            First, pro rata among the Investors in accordance with the Unpaid Investor Preferred Return of each Investor at such time, until such time as the Unpaid Investor Preferred Return of each Investor has been reduced to zero;

(ii)           Second, pro rata among the Investors in accordance with the Invested Capital of each Investor at such time, until such time as the Invested Capital of each Investor has been reduced to zero;

(iii)          Third, to Inland, until such time as the Unpaid Inland Preferred Return has been reduced to zero;

(iv)          Fourth, to Inland, in an amount equal to Inland’s Unpaid Special Return at such time; and

(v)           Fifth, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

SECTION 4.3.                                          Net Proceeds of a Financing.

Net Proceeds of a Financing may be distributed by the Company from time to time in the sole and absolute discretion of the Manager, solely to Inland.

SECTION 4.4.                                          Other Distribution Rules.

Subject to the provisions of Section 3.3, distributions in respect of an LLC Interest shall be made only to the Person or Persons that, according to the Company’s books and records, are the holders of record of the LLC Interests in respect of which such distributions are made on the actual date of distribution.  Neither the Company nor the Manager shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Manager has knowledge or notice of any Transfer or purported Transfer of ownership of any LLC Interest.

SECTION 4.5.                                          Withholding.

The Members hereby authorize the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Manager reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to the Members pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, 1445 or 1446 of the Code.  The Manager shall give prompt notice to the Members with respect to which withholding is effected in accordance with this Section 4.5 and shall provide such Member with a written explanation of the basis for its determination so to withhold or pay (a “Withholding Notice”).  Any amount paid on behalf of or with respect to a Member pursuant to the provisions hereof shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Manager that such payment must be made, unless the Company withheld such payment from a distribution which would otherwise be made to such Member in accordance with the provision hereof.  Any amounts so withheld shall be treated as having been distributed to such Member and shall be promptly paid, solely out of funds from the Company, by the Manager to the appropriate taxing authority.  In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 4.5 when due, the Manager may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member.  For the avoidance of doubt, any distributions which would have otherwise been distributed to a Member, but are retained by the Company in accordance with this Section 4.5, shall, for all other purposes of this Agreement, be deemed to have been distributed to such Member.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

SECTION 5.1.                                          Profits and Losses.

A.            Profits.   After giving effect to the allocations under Section 5.2 hereof, Profits for any Allocation Year shall be allocated to the Members in the following order of priority:

(i)            Profits other than from a Capital Transaction (and except as otherwise provided under Section 5.1.A(iii) hereof) shall be allocated:

(a)           First, to each Investor, in the amount necessary to cause the aggregate amount of Profits allocated to such Investor under this Section 5.1.A(i)(a) from the current Fiscal Year and all prior Fiscal Years to equal the actual amounts distributed to such Investor pursuant to Section 4.1(i) for the current Fiscal Year and all prior Fiscal Years; and

(b)           Second, to Inland, in the amount necessary to cause the aggregate amount of Profits allocated to Inland under this Section 5.1.A(i)(b) from the current Fiscal Year and all prior Fiscal Years to equal the amounts distributable to Inland pursuant to Section 4.1(ii) for the current Fiscal Year and all prior Fiscal Years; and

(c)           Third, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

(ii)           Profits from a Capital Transaction (except as otherwise provided under Section 5.1.A(iii) hereof) shall be allocated:

(a)           First, to each Member in an amount equal to the amount necessary to increase each such Member’s Capital Account to the amount distributable to such Member pursuant to Section 4.2 hereof; and

(b)           Second, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

(iii)          Profits arising from any Capital Transaction (including a hypothetical sale in connection with an in-kind distribution upon liquidation of the Company) occurring upon or resulting in the liquidation (within the meaning of Treasury Regulations §1.704-l(b)(2)(ii)(g)) of the Company shall be allocated:

(a)           First, to each Investor, until the Capital Account balance of such Investor equals the sum of (1) the Unpaid Investor Preferred Return of such Investor plus (2) the Invested Capital of such Investor at such time;

(b)           Second, to Inland, until the Capital Account balance of Inland equals the sum of (1) the Unpaid Inland Preferred Return plus (2) the Unpaid Special Return of Inland at such time; and

(c)           Third, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

B.            Losses.  After giving effect to the allocations under Section 5.2 hereof, Loss for any Allocation Year shall be allocated to the Members in the following order of priority:

(i)            Losses other than as provided in Section 5.1.B(ii) hereof shall be allocated:

(a)           First, to Inland, to the extent that the allocation of such Losses does not cause Inland to have an Adjusted Capital Account Deficit;

(b)           Second, to each Investor, to the extent that the allocation of such Losses does not cause such Investor to have an Adjusted Capital Account Deficit; and

(c)           Third, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

(ii)           Losses arising from any Capital Transaction (including a hypothetical sale in connection with an in-kind distribution upon liquidation of the Company) occurring upon or resulting in the liquidation (within the meaning of Treasury Regulations §1.704-l(b)(2)(ii)(g)) of the Company shall be allocated:

(a)           First, to each Investor, until the Capital Account balance of such Investor equals the sum of (1) the Unpaid Investor Preferred Return of such Investor plus (2) the Invested Capital of such Investor at such time;

(b)           Second, to Inland, the maximum amount that can be allocated without causing Inland to have an Adjusted Capital Account Deficit;

(c)           Third, to each Investor, in the maximum amount that can be allocated without causing such Investor to have an Adjusted Capital Account Deficit; and

(d)           Fourth, the balance, to the Class A Members, in proportion to their respective Class A Units in the Company.

SECTION 5.2.                                          Regulatory and Special Allocations.

Notwithstanding any other provisions of this Article V, the special allocations provisions set forth on Schedule 5.2, which are hereby incorporated into this Section 5.2 by this reference as if set forth in their entirety, shall apply prior to any other allocations of Profits and Losses (and any items of income, gain, loss or deduction).

SECTION 5.3.                                          Other Allocation Rules.

A.            For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

B.            Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Allocation Year.

C.            The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

D.            Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article V as of the last day of each Fiscal Year, provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of the assets of the Company are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” in Article I.

SECTION 5.4.                                          Tax Allocations: Code Section 704(c).

A.            In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to the Property, and any other property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members, in any manner permitted by the Treasury Regulations and determined by the Manager in its sole and absolute discretion, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

B.            In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner permitted under Code Section 704(c) and the Treasury Regulations thereunder, as determined by the Manager in its sole and absolute discretion.

C.            Any elections or other decisions relating to such allocations shall be made by the Manager, in any manner that reasonably reflects the purpose and intention of this Agreement.

ARTICLE VI

GOVERNANCE AND ADMINISTRATIVE PROVISIONS

SECTION 6.1.                                          Management of Business and Affairs.

A.            Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be exclusively and solely vested in the Manager.  Except as otherwise expressly provided in this Agreement, no Member, other than the Manager, shall be an agent of the Company or have any authority to bind or take action on behalf of the Company.

B.            The Members hereby designate and appoint Inland to serve as the Manager of the Company.  Subject to the approval of the Members for Major Decisions, the management of the Property shall rest with and remain the sole and absolute right, and responsibility of the Manager.  Each Investor agrees to cooperate with the Manager by executing any consents or certificates of the Company necessary to demonstrate to a lender, tenant or other service provider to the Company that the Manager has the power and authority set forth in this Section 6.1.  Without limiting the generality of the foregoing, but subject to the express provisions of this Agreement to the contrary, the Manager shall have the full power and authority to do all things deemed necessary or desirable by it in its sole and absolute discretion to conduct the business of the Company (and to cause the Company to conduct the business of Owner LLC through the Company’s interest in Owner LLC) and to effectuate the purposes set forth in Section 2.3 hereof, including, without limitation:

(i)            the making of any expenditures, the lending or borrowing of money (subject to the provisions of Section 6.1.D(v) hereof), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance of the Company’s assets) and incurring of any obligations that it deems necessary for the conduct of the activities of the Company;

(ii)           the acquisition, sale, transfer, exchange or other disposition of any assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege, or subscription right or any other right available in connection with any assets at any time held by the Company);

(iii)          the mortgage, pledge, encumbrance or hypothecation of any assets of the Company (including, without limitation, the Property), the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement which the Manager believes will directly benefit the Company and on any terms that the Manager sees fit, the lending of funds to other Persons and the repayment of obligations of the Company;

(iv)          the management, operation, leasing (including the amendment and/or termination of any lease), landscaping, repair, alteration, demolition, replacement or improvement of any Property;

(v)           the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the Manager considers useful or necessary to the conduct of the Company’s operations or the implementation of the Manager’s powers under this Agreement, including contracting with property managers, contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents (including Inland Parent service providers and property managers provided that the terms and conditions of any agreement or contract with such service providers and property managers shall be on terms no less favorable to the Company than terms available from unrelated parties) and the payment of their expenses and compensation out of the Company’s assets;

(vi)          the distribution of Company cash and other Company assets in accordance with this Agreement and the holding, management, investment, and reinvestment of cash and other assets of the Company;

(vii)         the selection and dismissal of employees of the Company (including, without limitation, employees having the title or holding the office of “president,” “vice president,” “secretary” or “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Company and the determination of their compensation and other terms of employment or hiring;

(viii)        the maintenance of such insurance for the benefit of the Company and the Members as it deems necessary or appropriate including casualty, liability and other insurance on the Property and other assets of the Company, which insurance may be obtained by a blanket insurance policy obtained by Inland Parent service providers and property managers;

(ix)           the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolutions, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolutions, the incurring of legal expenses and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(x)            holding, managing, investing and reinvesting cash and other assets of the Company;

(xi)           the collection and receipt of rents, revenues and income of the Company;

(xii)          in addition to working capital and/or reserves required to be maintained under this Agreement, the maintenance of working capital and other reserves in such amounts as the Manager deems appropriate and reasonable from time to time;

(xiii)         the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances,

contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Manager for the accomplishment of any of the powers of the Manager enumerated in this Agreement; and

(xiv)        causing the Company to take any of the foregoing actions on behalf of Owner LLC through the Company’s interest in Owner LLC.

C.            In addition to and without limiting the duties and obligations of the Manager as set forth above, the Manager shall use commercially reasonable efforts (on behalf of the Company and, indirectly to the extent applicable, on behalf of Owner LLC) to:

(i)            cause the Company, directly or through its agents, at all times to perform and comply with the provisions of any loan commitment, agreement, mortgage, deed of trust, lease, construction contract or other contract, instrument or agreement to which the Company is a party or which affects the Property or the operation thereof;

(ii)           keep and maintain at least such insurance coverage as may be required by the holder of any mortgage or deed of trust encumbering all or any portion of any Property;

(iii)          open and maintain bank accounts for funds of the Company;

(iv)          employ contractors for the ordinary maintenance and repair of the Property, including installation of tenant improvements as required by leases on the Property;

(v)           retain or engage real estate brokers licensed to do business in the states in which the Property, or any part thereof, is located;

(vii)         use reasonable efforts to enter into leases of space and other occupancy agreements on the Property on market terms and conditions, and in accordance with the requirements of any applicable loan;

(viii)        employ such managing or other agents necessary for the operation, management and leasing of the Property including, without limitation, a property manager;

(ix)           retain or engage attorneys and accountants, to the extent such professional services are required during the term of the Company; and

(x)            do any act which is necessary or desirable to carry out any of the foregoing.

D.            Notwithstanding the provisions of Section 6.1.B and 6.1.C, neither the Manager nor any other Member shall have any authority, in the name of or on behalf of the Company, to take any of the following actions or make any of the following decisions without the prior written consent or approval of the Investors (each, a “Major Decision”):

(i)            prior to December 31, 2008 and except with respect to a tax deferred exchange under Section 1031 of the Code or a reinvestment under Section 1033 of the Code, or other transaction in which the Company defers gain recognition or recognizes a de minimis (i.e., less than 1% of the selling price) gain, sell, transfer, assign, convey, exchange or otherwise dispose of or transfer all or any material portion of the Property;

(ii)           except as provided in Article VIII, admit any Person as an additional Member of the Company;

(iii)          assign all or substantially all of the assets of the Company in trust for creditors or file on behalf of the Company a voluntary petition for relief under the bankruptcy laws or similar voluntary petition under state laws;

(iv)          cause the Company to become a party to any merger, consolidation or share exchange with any other entity or person, or dissolve or terminate the Company if any such transaction would have a material adverse effect on the Investors;

(v)           cause the Company to enter into a loan or loans to be secured by the Property which loans exceed in the aggregate sixty percent (60%) of the appraised value on the Property at the time such financing is obtained; or

(vi)          cause the Company to cause the Owner LLC to take any of the foregoing actions, to the extent applicable.

E.             The Manager shall cause the Company (or Owner LLC) to arrange and maintain property, casualty and liability insurance with respect to the Property in amounts and on terms that it deems necessary or appropriate and that are consistent with the amounts that may be required by the holder of any mortgage or deed of trust encumbering all or any portion of the Property.

F.             Whenever a Member (“Requesting Member”) requests that the other Member (the “Requested Member”) consent to any action required of the Requested Member under the provisions of this Agreement, notice shall be delivered by the Requesting Member to the Requested Member pursuant to the provisions of Section 11.2 hereof, which notice shall be in writing and shall include (a) a summary of the terms and conditions of the actions requested to be taken by the Requesting Member, (b) a copy of any proposed documentation, including any document to be executed by the Company or the Requested Member in connection therewith, and (c) a notice that conspicuously states that “THIS NOTICE IS BEING PROVIDED TO YOU IN ACCORDANCE WITH THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF INLAND AMERICAN CERUZZI GREENVILLE PLEASANTBURG MEMBER, L.L.C.  IF YOU DO NOT GIVE YOUR APPROVAL OR DISAPPROVAL OF THE ACTION PROPOSED IN THIS NOTICE TO BE TAKEN WITHIN TEN (10) BUSINESS DAYS AFTER THE DATE OF THIS REQUEST FOR APPROVAL, YOUR APPROVAL OF THE PROPOSED ACTION WILL BE DEEMED GIVEN.”  If the Requested Member does not respond to the Requesting Member within ten (10) Business Days of its receipt (or deemed receipt) of such notice (determined in the manner provided under Section 11.2 hereof), the Requested Member shall be deemed to have approved the action requested by the Requesting

Member.  Notwithstanding the inference from the foregoing provisions to the contrary, the foregoing provisions of this Section 6.1.F shall not be deemed to reduce any specific time periods for notice otherwise expressly set forth in this Agreement.

G.            Notwithstanding any provision of this Article VI to the contrary, the Manager hereby covenants and agrees not to cause the Company to enter into any agreement or take any action, that, to the knowledge of the Manager, would (i) limit the ability of the Investors to exercise their Exchange Rights under Section 10.2 of this Agreement or (ii) interfere with or jeopardize the ability of the Company to perform or fulfill its obligations under Article X of this Agreement.

SECTION 6.2.                                          Duties and Conflicts.

A.            The Members, in connection with their respective duties and responsibilities hereunder, shall at all times act in good faith and, except as expressly set forth herein, any decision or exercise of right of approval, consent, disapproval or deferral of approval by a Member (including the Manager) is to be made by such Member pursuant to the terms of this Agreement in good faith, but recognizing that each Member may act in its own economic self interest and in accordance with such tax and business objectives as it deems appropriate or desirable for such Member. Except as otherwise agreed to in writing by the Members, no Member (including the Manager) or any partner, officer, shareholder or employee of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.  Notwithstanding the foregoing, Inland Parent service providers and property managers may manage the Property pursuant to a separate management agreement the execution by the Company of which shall expressly not require the consent of the Investors; provided, however, that the terms and conditions of any such agreement or contract shall be on terms no less favorable to the Company than terms available from unrelated parties.

B.            Each Member recognizes that the other Members (including the Manager) have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member (including the Manager) is entitled to carry on such other business interests, activities and investments.  No Member (including the Manager) shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs.

C.            The Manager shall not be liable to the Company or to any other Member for any error in judgment, mistake or law or fact or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Company, except in the case of an intentional breach of any provision of this Agreement (after written notice to the Manager and a reasonable time to cure) or its willful misconduct, gross negligence or bad faith.

SECTION 6.3.                                          Exculpation and Indemnification.

A.            The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative, and whether external or internal to the Company (other than an action or suit brought by or in the right of the Company), by reason of the fact that such person is or was a Manager, Member, employee or trustee of the Company, or that, such person is or was an Affiliate of a Manager, Member, employee or trustee of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding, or any appeal therein, if such Person acted in good faith and in a manner he, she, or it reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The termination of any action, suit or proceeding whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such Person had reasonable cause to believe that his, her or its conduct was unlawful.

B.            The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Manager, Member, employee or trustee of the Company or is or was an Affiliate of a Manager, Member, employee or trustee of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense, settlement or appeal of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudicated to be liable for gross negligence or willful misconduct in the performance of his, her or its duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

C.            Any indemnification under Sections 6.3.A or 6.3.B hereof (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Person in question is proper in the circumstances because that Person has met the applicable standards of conduct set forth in Sections 6.3.A or 6.3.B hereof.  Such determination shall be made by the Manager.

D.            To the extent that any Person referred to in Sections 6.3.A or 6.3.B hereof has been successful on the merits or otherwise in defense of any action, suit, proceeding or investigation, or any appeal or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, suit, claim or matter, such Person shall be indemnified against all expenses (including attorney’s fees) incurred in connection therewith.

E.             Expenses incurred in any action, suit, proceeding or investigation or any appeal therefrom may be paid by the Company in advance of the final disposition of such matter, as authorized by the Manager, upon receipt of an acceptable undertaking by or on behalf of such Person to repay such amount, unless it shall ultimately be determined, as provided herein, that such Person is entitled to indemnification.

F.             The indemnification provided by this Section 6.3 shall not be deemed exclusive of, and shall not affect, any other rights to which any Person seeking indemnification may be entitled under any law, agreement, or otherwise, and shall continue and inure to the benefit of the heirs, executors and administrators of such a Person.

G.            The Company may purchase and maintain insurance on behalf of any Person who is or was a Manager, Member, employee or trustee of the Company against any liability asserted against such Person and incurred by him, her or it in any such capacity, or arising out of his, her or its status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section.  Such insurance may include “tail” coverage for periods after termination of service in such capacity or after liquidation, merger, consolidation or other change in the Company.

H.            The Company shall, at its cost and expense, defend with counsel of the Company’s choice or approval, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Company by reason of the fact that he, she or it or was acting in any capacity described in Sections 6.3.A or 6.3.B hereof if he, she or it acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

SECTION 6.4                                             Compliance with Certain Requirements.

Notwithstanding any other provision of this Agreement or any other document governing the management and operation of the Property, the Manager shall have the right to cause the Company to take any reasonable action or to refrain from taking any action (including but not limited to using a protective trust to own assets) to (i) preserve the continued qualification of Inland Parent as a real estate investment trust under Section 856 of the Code (a “REIT”), (ii) preserve the continued qualification of any Affiliates of Inland Parent as taxable REIT subsidiaries and (iii) avoid the imposition of additional taxes on Inland Parent under Section 857 of the Code or Section 4981 of the Code and the Treasury Regulations promulgated thereunder (collectively the “REIT Rules”).  The Members agree that in the event that the Manager proposes to take any action (or cause the Company to take any action) to ensure the continued qualification of Inland Parent as a REIT or to avoid the imposition of additional taxes under the REIT Rules on Inland Parent, the Manager shall not have liability to any other Member for monetary damages or otherwise for losses sustained or liabilities incurred in connection with such actions.

ARTICLE VII

BOOKS AND RECORDS; RESERVES

SECTION 7.1.                                          Bank Accounts.

The Manager shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company and may authorize property managers to open such bank accounts as it shall deem necessary or desirable for the management and operation of the Property and the conduct of Company business.

SECTION 7.2.                                          Books of Account.

The Company shall keep accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Property.  All such books of account and records may be inspected by any Member, its designees or representatives from time to time and upon reasonable prior notice at the office of the Company or other person maintaining the same.  The Manager shall cause to be prepared quarterly operating statements of the Company in accordance with generally acceptable accounting principles and shall provide each Member with copies thereof, along with all other reports, studies, budgets and other material documents prepared by the Company.

SECTION 7.3.                                          Operating Statements.

A.            As and when prepared or received by the Manager, the Manager shall promptly provide each Member with copies of all reports, studies, operating statements, budgets and other material documents received by the Company.

B.            Upon the request of any Member and solely to the extent that such information and reports are available to, and have been prepared or received by, the Manager, the Manager shall promptly provide such requesting Member with (i) a Net Cash Flow statement, (ii) unaudited financial statements of the Company, including statements of profit and loss for the applicable quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis, (iii) a revised projection of income and expenses of the Company for the remainder of the current Fiscal Year, (iv) in the event a Capital Transaction has occurred, a statement of the Net Proceeds of a Capital Transaction for such Capital Transaction.  Upon the request of any Member and as promptly as practical after the end of each calendar year, the Manager shall forward to such requesting Member the same statements described in the preceding sentence for the preceding calendar year.

C.            As soon as practicable, but within seventy-five (75) days after the end of the Fiscal Year, and only after the written approval thereof by the Manager, the Tax Matters Member shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year.

D.            As soon as practicable, but in no event later than seventy-five (75) days after the end of the Fiscal Year, the Tax Matters Member shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership Return of Income and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Tax Matters Member on behalf of the Company and co-signed by the Company’s accountant as preparer.

E.             Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Company under applicable tax law shall be made by the Manager.

F.             Each Member shall promptly provide the Manager and/or the Tax Matters Member, as applicable, with the information necessary in order to enable the Manager and/or the Tax Matters Member to furnish the information, reports and/or statements called for pursuant to this Section 7.3.  The Manager’s and/or the Tax Matters Member’s obligations to provide reports, information and filings, shall be contingent upon the receipt of the relevant information from the Members.

SECTION 7.4.                                          Tax Matters Member.

A.            Inland is hereby designated to act as the “Tax Matters Member” under Code section 6231(a)(7).  To the extent provided in Code Sections 6221 through 6231 and subject to the provisions hereof, the Tax Matters Member shall represent the Company and the Members in their capacities as Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and, subject to the limitations set forth in this Agreement, shall file any tax returns and execute any agreements or other documents on behalf of the Company.

B.            Subject to the limitations set forth in this Agreement, the Tax Matters Member is authorized to make any and all elections for federal, state, and local tax purposes, including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of the assets of the Company pursuant to Code sections 754, 734(b), and 743(b), or comparable provisions of state or local income tax law, in connection with Transfers of LLC Interests and Company distributions and (ii) to treat the Company as a partnership for income tax purposes (or the functional equivalent thereof under applicable state and/or local income tax law).

C.            To the extent that such matters would have a material adverse effect on any Member, the Tax Matters Member shall obtain the consent of the other Members before it can (i) extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, or local income tax returns, or (ii) execute any settlement agreement that binds the Members or otherwise affects the rights of the Company and the Members.

D.            Prior to the taking of any action and/or the making of any election by the Tax Matters Member (including all such actions and/or elections specifically referred to in this Agreement) which has a material adverse effect on the other Member, the Tax Matters Member shall provide prompt written notice of such intended action and/or election to the other Member.  If the other Member sends the Tax Matters Member a written objection within thirty (30) business days of receiving the notice (or such shorter time as may be required to take such action or to make such election), the Tax Matters Member and the other Member shall confer about the intended action or election, as applicable.  If agreement cannot be reached within sixty (60) business days after the receipt by the Tax Matters Member of the other Member’s written objection (or such shorter time as may be required to take such action or to make such election), the Tax Matters Member shall take the action or make the election, as applicable as originally proposed unless the other Member provides an opinion from the other Member’s regular outside legal tax counsel, or, at the option of the other Member, another nationally recognized law firm that is reasonably acceptable to the Tax Matters Member, in either case at the other Member’s sole expense, that the action or election, as applicable as proposed would more likely than not have an adverse tax consequence to the other Member.  In making such determination, the other Member’s counsel (or such other law firm selected by it in accordance with the foregoing) shall be instructed to give effect to the provisions of Articles III and IV hereof.  Any dispute regarding any action to be taken under this Section 7.4.D shall be submitted to arbitration in accordance with the provisions of Section 7.4.F hereof.

E.             Within five (5) business days of its receipt, the Tax Matters Member shall give written notice to the other Member of the receipt of any written notice relating to a controversy or related proceeding which has a material adverse effect on the other Member with the Internal Revenue Service or any state or local taxing authority, including, without limitation, (A) written notice that the Internal Revenue Service or any state or local taxing authority intends to examine the Company’s income tax returns for any year; (B) written notice of commencement of an administrative proceeding at the Company level related to the Company under section 6223 of the Code; (C) written notice of any final Company administrative adjustment relating to the Company pursuant to a proceeding under section 6223 of the Code; (D) any request from the Internal Revenue Service or any comparable state or local taxing agency for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; (E) any information document requests from the Internal Revenue Service or any other taxing authority, and (F) any Form 5701 or comparable state or local audit adjustment notices.  Within ninety (90) days after receipt of notice of a final Company administrative adjustment, the Tax Matters Member shall notify each Member if it does not intend to file for judicial review with respect to such adjustment.

F.             The Tax Matters Member shall keep the other Member fully and promptly informed about the status of any tax controversy or related proceeding involving the Company which could have a material adverse effect on the other Member.  If, as a result of a notice provided by the Tax Matters Member under Section 7.4.E or otherwise, the other Member believes, based upon the nature of the government inquiry, that the government could be considering an adjustment that would have an adverse effect upon the other Member, then other Member shall have the right to hire and retain counsel of its choice, reasonably acceptable to the Tax Matters Member, to represent the Company in connection with such issue, shall have the right to control the contest of such issue, and shall participate in such contest to the maximum extent allowable by law, but shall keep the Tax Matters Member fully informed.  If the Tax Matters Member does not agree that the government could be considering an adjustment that would have an adverse effect upon the other Member, then this dispute shall be promptly submitted to a senior tax partner at a nationally recognized law firm (other than the other Member’s regular outside tax counsel) selected by the other Member and reasonably acceptable to the Tax Matters Member (the “Arbitrator”).  The Arbitrator so selected shall be instructed to give effect to the provisions of this Agreement in determining whether the adjustment could have an adverse effect on the other Member.  The Arbitrator’s determination shall be final and binding on the parties and if the determination is that the adjustment could have an adverse effect on the other Member, then the other Member shall have the rights set forth in this Section 7.4.F.  All information provided to the Arbitrator by the Company or either Member shall be kept strictly confidential by the Arbitrator.

G.            All expenses incurred by the Tax Matters Member (including the expenses of counsel retained by the other Member to represent the Company under section 7.4.F) in connection with any tax controversy or related proceeding of the Company will be borne by the Company.  Nothing herein shall be construed to restrict the Tax Matters Member from engaging an accounting or law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is customary.

ARTICLE VIII

TRANSFER OF LLC INTERESTS

SECTION 8.1.                                          No Transfer.

A.            Except as provided in this Article VIII, no Member may Transfer any LLC Interest, except as hereinafter set forth in this Article VIII or upon prior written consent of all of the other Members, which consent may be granted or withheld in the sole and absolute discretion of the other Members.  Any Transfer of an LLC Interest in contravention of this Article VIII shall be null and void and shall be deemed a material breach of, and a default under, this Agreement, and the other Members shall have all the rights and remedies available under this Agreement.

B.            For the purposes of this Article VIII the rules applicable to the Transfer of an LLC Interest shall apply in the same manner to transfers of interest in the Members; provided, however, that the following transfers shall not be subject to this Section 8.1: (i) transfers of an interest in Inland to a Person who, as of the date hereof, is a member of such entity, or (ii) transfers of an interest in Inland if an Affiliate of Inland Parent retains at least a 20% interest, or (iii) transfers of an interest in Inland in connection with a sale or transfer by Inland Parent, of all or substantially all of their assets.

SECTION 8.2.                                          Permitted Transfers.

A.            The restrictions on Transfers under Section 8.1 shall not apply to any (i) Transfer (for any consideration or no consideration) by Inland of all or any part of its LLC Interest to any 80% Owned Affiliate of Inland Parent, (ii) Transfer to any other Member and (iii) Transfer by a Member to the immediately family members of such Member.

B.            Subject to the provisions of Section 8.2.D hereof, a permitted transferee of a Member pursuant to Section 8.1.A or 8.2.A hereof that acquires the LLC Interest of a Member shall not be recognized by the Company as a Member and shall have only the rights of an assignee of the transferor Member’s LLC Interest, except upon compliance with the terms of Section 8.2.C.  A Member who assigns all of its LLC Interest to a permitted transferee (other than one of the other Members) in accordance with the provisions of this Agreement shall nevertheless remain a Member of the Company subject to all the duties and obligations imposed on it under this Agreement until such time as the transferee of such LLC Interest is admitted to the Company as a substitute Member in accordance with Section 8.2.C.  Upon any permitted assignment of an LLC Interest pursuant to Section 8.2, the transferor and transferee shall file with the Company an executed or authenticated copy of the written instrument of assignment or transfer.

C.            No transferee of the whole or a portion of a Member’s LLC Interest shall have the right to become a substituted Member in place of its transferor unless and until all of the following conditions are satisfied:

(i)            the transferor and transferee have executed and acknowledged such instruments as the Manager may reasonably deem necessary or desirable to effect such Transfer;

(ii)           a duly executed and acknowledged written instrument of transfer has been filed with the Company setting forth the intention of the transferor that the transferee become a substituted Member in its place;

(iii)          the transferee accepts and agrees to be bound by all the provisions of this Agreement by executing and delivering a counterpart signature page hereto;

(iv)          the transfer would not materially and adversely affect the treatment of the Company for tax purposes under the Code or the tax laws of any state in which the Company does business; and

(v)           the transferee demonstrates and agrees, to the satisfaction of the Manager determined in its sole and absolute discretion, that it has complied and shall comply with the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA Patriot Act), as amended from time to time.

D.            Notwithstanding the provisions of Section 8.1 hereof to the contrary, the Initial Investor shall be permitted, without the consent of the Manager or the other Member, to make a one-time Transfer of its Investor LLC Interest to the members of the Initial Investor identified on Schedule B-1.  Immediately following the Transfer permitted under the preceding sentence, the Initial Capital Contribution, Invested Capital, Unpaid Investor Preferred Return and Capital Account of the Initial Investor shall be divided among each of such members, as applicable in accordance with the manner provided to the Manager by the Initial Investor prior to such Transfer, the Initial Investor shall resign and withdraw as a Member of the Company and each of such members shall be admitted to the Company as an “Investor” for all purposes of this Agreement.

SECTION 8.3.                                          Succession by Operation of Law.

A.            In the event of an Event of Bankruptcy with respect to a Member or the merger, consolidation, dissolution or liquidation of a Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of the Manager, which consent may be granted or withheld in all of the sole and absolute discretion of the Manager, and the compliance with the provisions of clauses (ii), (iii), (iv) and (v) of Section 8.2.C hereof.

B.            Upon occurrence of an Event of Bankruptcy of a Member, or any other event that causes a Member to cease to be a member of the Company, the business of the Company shall continue without dissolution.  Notwithstanding any other provision of this Agreement, each Member waives any right that it might have under Section 18-801(b) of the Act to agree in writing to dissolve the Company upon the occurrence an Event of Bankruptcy or any other such event.

SECTION 8.4.                                          Additional Restrictions on Transfers.

The LLC Interests described in this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or under the securities laws of the State of Delaware or any other jurisdiction (the “State Acts”).  Consequently, in addition to any and all other restrictions on transferability set forth herein, the LLC Interests may not be sold, assigned, pledged, hypothecated or otherwise disposed of or Transferred, except in accordance with the provisions of the 1933 Act and the State Acts.

ARTICLE IX

DISSOLUTION AND TERMINATION OF THE COMPANY

SECTION 9.1.                                          Dissolution.

The Company shall be dissolved and commence winding up and liquidating only upon the first to occur of any of the following:

A.            The sale, condemnation or other disposition of all of the Property and the receipt of all consideration therefor;

B.            At any time that there are no Members; or

C.            The written election of all the Members to dissolve, wind up and liquidate the Company.

SECTION 9.2.                                          Termination.

Notwithstanding any other provision of this Agreement, in all cases of valid, voluntary dissolution of the Company (the parties acknowledging that the right of a Member to cause an involuntary dissolution of the Company or a partition of the Company has been expressly waived, renounced and released under Sections 2.7 and 2.8 hereof), the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

A.            The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

B.            The property and assets of the Company shall be liquidated by the Manager as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Manager may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the property and assets of the Company if deemed necessary or appropriate to realize the fair market value of any such property or assets.  The proceeds of any liquidation shall be distributed to the Members, to the extent remaining after funding all Company expenses and adequate reserves, in accordance with the positive Capital Account balances of the Members (as adjusted immediately prior to such distribution in accordance with the terms of Section 5.1 hereof).

SECTION 9.3.                                          Liquidating Member.

Upon the dissolution of the Company, the Manager shall act as the liquidating member (in such capacity, the “Liquidating Member”).  The Liquidating Member shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the LLC Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.  Any tax matters that are continuing as of the time of such liquidation and dissolution and/or that arise after such liquidation and dissolution (if such liquidation and dissolution should ever occur) shall be governed by the provisions of Section 7.4 hereof, and the provisions of this sentence shall survive any such liquidation and/or dissolution of the Company.

ARTICLE X

CONVERSION ; REDEMPTION

SECTION 10.1.                                   Definitions.

The following terms and phrases shall, for purposes of this Article X of this Agreement, have the meanings set forth below:

“Closing Price” on any date shall mean the last sale price, regular way of the Common Stock, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by Inland Parent.

“Common Stock” shall mean the shares of Common Stock of Inland Parent, par value $10.

“Computation Date” shall mean the date on which an Exchange Notice is delivered to Inland.

“Current Per Share Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.

“Exchange Factor” shall mean 100%; provided that such factor shall be adjusted in accordance with the Antidilution Provisions of Section 10.5 hereof.

“Purchase Price” shall mean the Cash Purchase Price or the Stock Purchase Price.

“Trading Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term “ex date”, when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

SECTION 10.2.                                   Grant of Right.

A.            Each Investor shall have the right, but not the obligation, to require the Company to either (i) exchange all or a portion of such Investor’s Class B Units for shares of Common Stock of Inland Parent (the “Exchange Option”) or (ii) redeem all or a portion of such Investor’s Class B Units for the Investor Liquidation Amount of such Investor (as determined under Section 10.10 hereof) (the “Redemption Option”), if a written notice (the “Exercise Notice”) is delivered by such Investor to the Manager and the other Investors at any time or times from and after December 15, 2010 (the “Exchange Right”).  Following the delivery of the Exercise Notice under this Section 10.2.A, the closing of such exchange shall be in accordance with the provisions of Section 10.9 hereof.  For all purposes of this Article X, the Class B Units that are the subject of an Exercise Notice shall be referred to as the “Tendered Units”; provided, however, that in the event that the Tendered Units include all of the outstanding Class B Units held by an Investor at such time, then for all purposes of this Article X the “Tendered Units” shall be deemed to include the applicable Investor’s entire Investor LLC Interest such that following the closing of the exchange of such Tendered Units, neither the applicable Investor nor any Affiliate of the applicable Investor shall have any rights with respect to the Company or the assets of the Company.

B.            Notwithstanding the provisions of Section 10.2.A hereof to the contrary, each Investor shall not have the right to deliver an Exercise Notice more often the one time in any six (6) month period.

SECTION 10.3.                                   Exchange Option - Computation of Purchase Price/Form of Payment.

In the event that an Investor delivers an Exercise Notice to the Manager in which such Investor elects the Exchange Option, the Purchase Price payable by the Company to such Investor for the Tendered Units shall be payable by the issuance by Inland Parent of the number of shares of its Common Stock equal to the product, expressed as a whole number, of (i) the Tendered Units, multiplied by (ii) the Exchange Factor (the “Stock Purchase Price”).  At the election of the Manager, the Purchase Price may be paid in whole (but not in part) in cash rather than in Common Stock (the “Cash Purchase Price”).  The Cash Purchase Price shall mean, an amount of cash (in immediately available funds) equal to (i) the number of shares of Inland Parent’s Common Stock that would be issued to such Investor if the Stock Purchase Price were paid for the Tendered Units (taking into account the adjustments required pursuant to the definition of “Exchange Factor”) multiplied by (ii) the Current Per Share Market Price computed as of the Computation Date.  The Cash Purchase Price shall, in the sole and absolute discretion of the Manager, be paid in the form of cash, or cashier’s or certified check, or by wire transfer of immediately available funds to the Investor’s designated account.

SECTION 10.4.                                   Covenants of Inland.

A.            In the event that an Investor delivers an Exercise Notice to the Manager in which such Investor elects the Exchange Option, and Inland Parent is either unable or unwilling to deliver Common Stock in the amount of the Stock Purchase Price to such Investor (whether due to the fact that the issuance of such Common Stock would disqualify Inland Parent from being characterized as a REIT, the issuance of such Common Stock would cause Inland Parent to incur substantial registration fees or otherwise), the Company shall be required to pay the Cash Purchase Price to such Investor

B.            In the event that the Common Stock of Inland Parent is listed or admitted for trading on a national securities exchange, Inland shall use reasonable efforts to provide written notice to each Investor of the fact that such Common Stock has become so listed or admitted; provided, however, that (x) the obligation of Inland to provide written notice under this Section 10.4.B shall only apply after such Common Stock has become so listed or admitted and then only to the extent permitted under any and all applicable state and federal securities laws and (y) the provisions of this Section 10.4.B shall not be deemed in any manner to constitute a representation as to whether or not the Common Stock of Inland Parent will in fact be listed or admitted on a national securities exchange in the future.

SECTION 10.5.                                   Antidilution Provisions.

A.            The Exchange Factor shall be subject to adjustment from time to time effective upon the occurrence of the following events and shall be expressed as a percentage, calculated to the nearest one-thousandth of one percent (.001%):

(i)            In case Inland Parent shall pay or make a dividend or other distribution in shares of Common Stock to all holders of the Common Stock, the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased in proportion to the increase in outstanding shares of Common Stock resulting from such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the record date fixed for such dividend or other distribution.

(ii)           In case outstanding shares of Common Stock shall be subdivided into a greater number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

B.            In case the shares of Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than subdivision or combination of shares or a stock dividend described in subparagraph (ii) of Section 10.5.A) then and in each such event the Investors, upon the delivery of an Exchange Notice, shall have the right thereafter to convert the Tendered Units into the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification or other change by holders of the number of shares into which the Tendered Units might have been converted immediately prior to such reorganization, reclassification or change.

SECTION 10.6.                                   Fractions of Shares.

No fractional shares shall be issued upon conversion of Class B Units.  Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of the Class B Units of an Investor, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share at the close of business on the day of the Closing (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

SECTION 10.7.                                   Provisions in Case of Consolidation, Merger or Sale of Assets.

In case of any consolidation of Inland Parent with, or merger of Inland Parent into, any other Person, any merger or consolidation of another Person into Inland Parent (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of Inland Parent), or any sale or transfer of all or substantially all of the assets of Inland Parent, the Person formed by such consolidation or resulting from such merger or which acquires such assets of Inland Parent, as the case may be, shall execute and deliver to the Investors an agreement providing that the Investors shall have the right thereafter, during the period such Exchange Rights shall be exercisable as specified herein, to require the conversion of the Class B Units of the Investors for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which the Class B Units of the

Investors might have been converted immediately prior to such consolidation, merger, sale or transfer.  Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article X.  The above provisions of this Section 10.8 shall similarly apply to successive consolidations, mergers, sales or transfers.

SECTION 10.8.                                   Redemption.

A.            Inland shall have the continuing right, but not the obligation, to require the Company to purchase and redeem all, but not less than all, and the applicable Investor shall be required to assign all, of an Investor’s LLC Interests for the higher of (i) the Investor Liquidation Amount (as defined below) of such Investor or (ii) the Stock Purchase Price of such Investor (which, at the election of the Manager, may be paid in the form of the Cash Purchase Price of such Investor determined in the manner set forth in Section 10.3 hereof), if (except as provided in Section 10.8.D hereof) an Exchange Notice is not delivered by such Investor prior to the date that is seven (7) years after the date hereof.  Inland’s rights under this Section 10.8.A shall be applied on an Investor-by-Investor basis (i.e., Inland may exercise its rights under this Section 10.8.A with respect to one or more Investors without exercising such rights with respect to each of the Investors).

B.            In order to exercise the rights to require the Company to purchase and completely redeem an Investor’s Investor LLC Interests under this Section 10.8, Inland shall deliver to the applicable Investor, to the other Investors and to the Company written notice (the “Redemption Notice”) of the exercise of such right, which notice shall state Inland’s computation of such Investor’s Investor Liquidation Amount, Stock Purchase Price or Cash Purchase Price, as applicable.  The delivery of the Redemption Notice by Inland shall constitute an irrevocable commitment by the applicable Investor to transfer and deliver, and the Company to purchase and redeem, all of such Investor’s Investor LLC Interests for the higher of the Investor Liquidation Amount or Stock Purchase Price (or, at the election of the Manager, the Cash Purchase Price) of such Investor.  Closing on the purchase and redemption of such Investor’s Investor LLC Interests shall take place in accordance with Section 10.9 hereof.

C.            Upon the delivery of the Redemption Notice by Inland, the applicable Investor shall thereupon only be entitled to receive its Investor Liquidation Amount, Stock Purchase Price or Cash Purchase Price, as applicable, and Inland shall have sole authority to act on behalf of the Company to obtain at Closing the funds required to completely redeem such Investor’s Investor LLC Interests, including borrowing money from third-party lenders, Members or Affiliates and seeking Capital Contributions from additional Members to be admitted to the Company, subject to the provisions of Section 3.1.D hereof.

D.            Notwithstanding any provision of this Section 10.8 and this Article X to the contrary, and specifically notwithstanding the time after which Inland is permitted to deliver a Redemption Notice under Section 10.8.A hereof, Inland shall have the right, but not the obligation, in its sole and absolute discretion, to deliver a Redemption Notice to an Investor and to cause the purchase and redemption of all of such Investor’s Investor LLC Interests pursuant to the terms of this Article X, at any time if such Investor breaches any of the provisions of Sections 2.7 or 2.8 hereof.

SECTION 10.9.                                   Closing.

A.            The closing of the exchange of an Investor’s Tendered Units by the Company pursuant to Section 10.2.A (whether such Investor elected the Exchange Option or the Redemption Option) and the closing of the redemption of an Investor’s Investor LLC Interests by the Company pursuant to Section 10.8 (in either case, the “Closing”) shall be held at the principal offices of the Company and, subject to any other specific time periods for the Closing stated in this Agreement, shall occur on the date specified in the Exchange Notice or Redemption Notice, as applicable, which date shall be no sooner than thirty (30) days and no later than one hundred twenty (120) days following the delivery of the Exchange Notice or Redemption Notice, as applicable, to the applicable Investor, Inland and/or the Company, as applicable.

B.            At the Closing, the applicable Investor shall transfer and assign its Tendered Units or Investor LLC Interests, as applicable, to the Company free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to transfer fully good and clear title to the LLC Interests being transferred, including, but not limited to, any and all documents necessary to evidence such transfer.  In the event that the applicable Investor does not timely execute any and all documents necessary to evidence and effect such transfer of its Tendered Units or entire Investor LLC Interest, as applicable, at the Closing, then the Manager is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, such Investor, to execute, acknowledge and deliver all such documents and take all such other actions as may be required to evidence and effect such transfer of such Investor’s Tendered Units or entire Investor LLC Interest, as applicable.  Such appointment and authorization are coupled with an interest and are irrevocable.  The failure by an Investor to execute any document shall not delay the Closing or cause the Closing to be ineffective.

C.            At the Closing, (i) in the case that the Exchange Option was elected under Section 10.2.A hereof, or in the case that Inland delivers a Redemption Notice in accordance with Section 10.8.A hereof and, pursuant to the terms of Section 10.8.A hereof, the consideration for such redemption is the Stock Purchase Price or the Cash Purchase Price, Inland shall cause the Company or Inland Parent to either deliver the Stock Purchase Price or the Cash Purchase Price to the applicable Investor and (ii) in the case that the Redemption Option was elected under Section 10.2.A hereof or in the case that Inland delivers a Redemption Notice in accordance with Section 10.8.A hereof and, pursuant to the terms of Section 10.8.A hereof, the consideration for such redemption Inland is the Investor Liquidation Amount, Inland shall cause the Company to distribute to the applicable Investor, the Investor Liquidation Amount of such Investor.  If any consents from lenders or otherwise are required in order to carry out any provision of this Agreement, the parties hereby agree to cooperate in good faith and will proceed promptly and diligently to obtain all such consents; provided, however, that the failure to obtain any such consent may be waived by Inland in its sole and absolute discretion.  Each party hereby covenants and agrees that following the payment of the Investor Liquidation Amount, Stock Purchase Price or Cash Purchase Price, as applicable, for either (i) all of the Class B Units held by an Investor at such time or (ii) the applicable Investor’s entire Investor LLC Interest, neither the applicable Investor nor any Affiliate of the applicable Investor shall have any rights with respect to the Company or the assets of the Company either as owner, lender or otherwise and neither such Investor nor any Affiliate of such Investor shall have any right to receive any further payments or distributions from the Company under the terms of this Agreement or otherwise, specifically including, but not limited to, such Investor’s Unpaid Investor Preferred Return, if any, such Investor’s Capital Account and such Investor’s Invested Capital.

SECTION 10.10.                            Investor Liquidation Amount.

In the event that an Investor elects the Redemption Option under Section 10.2.A hereof or in the event that Inland delivers a Redemption Notice in accordance with Section 10.8.A hereof and, pursuant to the terms of Section 10.8.A hereof, the consideration for such redemption is such Investor’s Investor Liquidation Amount, the entire purchase price payable by the Company to an Investor (or its Affiliates) for such Investor’s Investor LLC Interest (the “Investor Liquidation Amount”) shall be an amount equal to the sum of the following:

(i)            the Unpaid Investor Preferred Return of such Investor as of the date of the Closing as reasonably determined by the Company’s accountant at such time, plus

(ii)           such Investor’s Invested Capital as of the date of the Closing.

For all purposes of this Article X, in the event that an Investor elects the Redemption Option under Section 10.2.A hereof for less than all of its outstanding Class B Units at such time, then the Investor Liquidation Amount applicable to the Tendered Units of such Investor shall equal such Investor’s Investor Liquidation Amount as determined under this Section 10.10 multiplied by a fraction, the numerator of which shall be equal to the Tendered Units and the denominator of which shall be equal to all of the outstanding Class B Units held by such Investor at such time.

SECTION 10.11.                            Deemed Redemption.

Notwithstanding any provision of this Agreement to the contrary, in the event that an Investor receives a distribution with respect to its Invested Capital under Section 4.2(ii) hereof, such distribution shall be treated for all purposes of this Agreement (specifically including, but not limited to, the provisions of this Article X) as a redemption by the Company of a portion of the Class B Units held by such Investor at such time.  The number of Class B Units that are deemed to be redeemed by the Company in accordance with the provisions of this Section 10.11, shall be determined by multiplying an amount equal to all of the Class B Units held by such Investor immediately prior to such distribution by a fraction, the numerator of which shall be equal to the applicable distribution made to such Investor at such time with respect to its Invested Capital under Section 4.2(ii) hereof and the denominator of which shall be equal to the Invested Capital of such Investor immediately prior to such distribution.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.                                   Further Assurances.

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

SECTION 11.2.                                   Notices.

All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below (with a copy of such telecopy transmission being given to receiving party by deposit, on the day of such transmission, with an overnight courier service for next Business Day delivery to the receiving party). Notices given by personal delivery (i.e. by the sending party or a messenger) shall be deemed given on the date of delivery, Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day.  If any party’s address is a business, receipt by a receptionist, or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices.  Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party.  Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(i)	If to the Investor, to:

CE Investment Associates 2001 LLC
1720 Post Road
Fairfield, CT 06824
Attention: Louis L. Ceruzzi, Jr.

With a copy (which shall be for informational purposes only) to:

Ceruzzi Holdings, LLC
1720 Post Road
Fairfield, CT
Attention: Arthur W. Hooper, Jr., Esq.

(ii)	If to the Company or Inland, to:

c/o Inland American Ceruzzi Greenville Pleasantburg Member, L.L.C.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Chief Financial Officer

and with copies (which shall be for informational purposes only) to:

c/o The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: General Counsel

and to:

Stephen L. Owen
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Tel: 410-580-4230
Fax: 410-580-3230

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.  Copies of Notices are for informational purposes only, and a failure to give or receive copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

SECTION 11.3.                                   Independent Representation.

Inland hereby acknowledges and agrees that it has consulted its independent counsel with respect to the tax and non-tax consequences of its investment in the Company, and that neither the Investors nor any Affiliate of the Investors shall have any liability to Inland or its Affiliates as a result of any adverse consequences to Inland, or any direct or indirect partner (or other equity owner) of Inland, as a result of Inland’s investment in the Company or Inland’s ownership of an LLC Interest in the Company.  Each Investor hereby acknowledges and agrees that it has consulted its independent counsel with respect to the tax and non-tax consequences of its investment in the Company, and that neither Inland nor any Inland Affiliate shall have any liability to the Investors or any Affiliate of the Investors as a result of any adverse consequences to the Investors or any Affiliate of the Investors as a result of the Investors’ investment in the Company, the Investors’ ownership of an LLC Interest in the Company or the Investors’ possible withdrawal from the Company.  The foregoing provision is not intended to and shall not operate to diminish or limit the liability of either Member resulting from such Member’s breach of or default under any provision of this Agreement.

SECTION 11.4.                                   Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

SECTION 11.5.                                   Captions.

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 11.6.                                   Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

SECTION 11.7.                                   Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

SECTION 11.8.                                   Extension Not a Waiver.

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

SECTION 11.9.                                   Construction.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party.  No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.

SECTION 11.10.                            Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be effected or impaired thereby.

SECTION 11.11.                            Consents.

Unless otherwise provided in this Agreement to the contrary, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

SECTION 11.12.                            Entire Agreement.

This Agreement, together with the Contribution Agreement and any other agreement ancillary or related hereto or thereto, contains the entire agreement among the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

SECTION 11.13.                            Rules of Construction.

Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement:

(i)            Words importing the singular number include the plural number and words importing the plural number include the singular number.

(ii)           Words of the masculine gender include correlative words of the feminine and neuter genders.

(iii)          The table of contents and the headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect.

(iv)          Words importing persons include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

(v)           Any reference in this Agreement to a particular “Article,” “Section” or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require.

(vi)          Each reference in this Agreement to an agreement or contract shall include all amendments, modifications, and supplements to such agreement or contract unless the context shall otherwise require.

(vii)         When any reference is made in this document or any of the schedules or exhibits attached hereto to the Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

SECTION 11.14.                            Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

 [SIGNATURES ON NEXT PAGE]

WHEREFORE, the parties hereto have duly executed this Limited Liability Company Agreement of INLAND AMERICAN CERUZZI GREENVILLE PLEASANTBURG MEMBER, L.L.C. under seal as of the day and year first above written.

INLAND AMERICAN GREENVILLE PLEASANTBURGMEMBER II, L.L.C.,

By: Inland American Real Estate Trust, Inc., a Maryland corporation

By:
Name:
Its:

CE INVESTMENT ASSOCIATES 2001 LLC

By:
Name:
Its: